Exhibit J

ARTICLES OF INCORPORATION

(Amended on June 27, 2024)

Enacted on July 1, 1976

Amended on January 1, 1977

Amended on July 1, 1977

Amended on December 29, 1977

Amended on March 7, 1986

Amended on May 2, 1987

Amended on November 17, 1987

Amended on March 13, 1989

Amended on December 16, 1989

Amended on February 13, 1991

Amended on June 30, 1992

Amended on December 4, 1992

Amended on February 28, 1994

Amended on June 14, 1995

Amended on February 16, 1998

Amended on November 10, 1998

Amended on April 17, 2000

Amended on April 30, 2002

Amended on July 31, 2006

Amended on July 11, 2008

Amended on April 27, 2009

Amended on December 4, 2009

Amended on September 8, 2011

Amended on May 24, 2013

Amended on April 21, 2014

Amended on August 8, 2014

Amended on August 10, 2016

Amended on January 22, 2018

Amended on September 16, 2019

Amended on March 26, 2024

Amended on June 27, 2024

Chapter I General Provisions

Article 1 (Purpose)

The primary purpose of the Bank is to promote the sound development of the national economy by providing finance required for the overseas economic cooperation, such as export and import, overseas investment and exploitation of overseas resources as such.

Article 2 (Name)

(1) The Bank is established under the Export-Import Bank of Korea Act (hereinafter referred to as the “Act”) and shall be called “The Export-Import Bank of Korea”.

(2) The name of the Bank in English shall be “The Export-Import Bank of Korea”.

Article 3 (Head Office, Branches, Sub-Branches, and Agencies, etc.)

(1) The Bank shall have its head office in Seoul Special Metropolitan City.

(2) The Bank may have domestic branches, sub-branches, or agencies where necessary.

(3) The Bank may have overseas branches, offices or representatives where necessary.

(4) The Bank shall have its maritime financial organization in Busan Metropolitan City.

Article 4 (Capital)

(1) The capital of the Bank shall be twenty-five trillion won(~~W~~25,000,000,000,000) and shall be contributed by the Government of the Republic of Korea, the Bank of Korea, the Korea Development Bank under the Korea Development Bank Act, any bank under Article 2 (1) 2 of the Banking Act, any exporters’ association and any international financial organization.

(2) The Bank may issue certificates for capital contribution to the contributing institutions after the registration of the Bank’s establishment or after each capital contribution has been made.

Article 5 (Amendment of Articles of Incorporation)

Any revision of the articles of incorporation shall be made with the approval of the Minister of Economy and Finance after a resolution of the operating committee of the Bank.

Article 6 (Other Matters)

Any matters deemed necessary for the operation of business of the Bank, but not provided for by the provisions of the articles of incorporation, shall be determined separately by a resolution of the operating committee of the Bank.

Chapter II Executives and Staffs

Article 7 (Executive)

(1) The Bank shall have one CEO, one deputy CEO, directors not more than five in number and one auditor as executives.

(2) Directors shall include at least one senior executive director and one independent director.

Article 8 (Duty of Executive)

(1) The CEO shall represent the Bank and take the overall control of the operations of the Bank.

(2) The deputy CEO shall assist the CEO and, when the CEO cannot perform his/her duties due to any inevitable reasons, he/she shall perform duties of the CEO on behalf of the CEO.

(3) The senior executive director shall assist the CEO and the deputy CEO and take partial charge of the operations of the Bank as designated by the CEO.

(4) The independent director may deliberate on the matters brought to the board of directors and participate in resolution as a member of the board of directors. In addition, the independent director may assist the CEO and the deputy CEO in connection with the management of the Bank as requested by the CEO.

(5) When both the CEO and the deputy CEO cannot perform their duties due to any inevitable reasons, the senior executive director shall perform their duties on behalf of them in the order of precedence designated beforehand by the CEO.

(6) The auditor shall audit and inspect the operations and accounting of the Bank.

Article 9 (Appointment and Dismissal of Executive)

(1) The CEO shall be appointed and dismissed by the President of the Republic of Korea on the recommendation of the Minister of Economy and Finance.

(2) The deputy CEO and directors shall be appointed and dismissed by the Minister of Economy and Finance on the recommendation of the CEO. In the case of appointment, the CEO shall recommend the candidates of the deputy CEO and directors nominated by the Nomination Committee of the Bank.

(3) The independent director shall be appointed among persons falling under any of the following subparagraphs:

1. have substantial knowledge and experience in business management, economy, accounting, law, or economic cooperation with foreign countries;

2. have substantial knowledge and experience in the management of the Bank and other related fields.

(4) The auditor shall be appointed and dismissed by the Minister of Economy and Finance.

Article 10 (Term of Office of Executive)

(1) The term of office of an executive shall be three (3) years, and he/she may be reappointed.

(2) If any vacancy occurs in the office of an executive, a new executive shall be appointed and his/her term of office shall be the term under paragraph (1).

Article 11 (Remuneration of Executive)

The board of directors shall determine the remuneration and allowances for the CEO, the deputy CEO, the directors and the auditor within the limit of the approved budget.

Article 12 (Restriction of Concurrent Offices)

(1) The CEO, the deputy CEO, the senior executive director or the auditor shall not be engaged in any other occupation other than such cases where he/she has been granted permission from the Minister of Economy and Finance.

(2) The independent director shall not be an executive director of the Bank of Korea or other financial institutions.

Article 13 (Restriction on Power of Representation of Executives)

(1) The CEO, the deputy CEO or any senior executive director shall not represent the Bank concerning the matters in which interests of the CEO, the deputy CEO, or the senior executive director conflict with those of the Bank.

(2) If no other senior executive director representing the Bank exists in cases of paragraph (1), an auditor shall represent the Bank.

Article 14 (Appointment of Attorneys)

The CEO may appoint attorneys from among the executives or staff who is empowered to exercise all judicial or non-judicial acts concerning the operations of the Bank.

Article 15 (Appointment and Dismissal of Staff)

The staff of the Bank shall be appointed and dismissed by the CEO of the Bank.

Chapter III Operating Committee

Article 16 (Operating Committee)

(1) The Bank shall have the operating committee (hereinafter referred to as the “Committee”).

(2) The Committee shall be comprised of the following members:

1. The CEO of the Bank;

2. One person whom the Minister of Economy and Finance, the Minister of Foreign Affairs, the Minister of Trade, Industry and Energy, the Minister of Land, Infrastructure and Transport, the Minister of Oceans and Fisheries and the chairperson of the Financial Services Commission each designate from among public officials under their control;

3. One person whom the Governor of the Bank of Korea and the chairperson of the Korea Federation of Banks established under permission of the Financial Services Commission under Article 32 of the Civil Act each designate from among executive officers or directors under their control;

4. One person whom the Minister of Economy and Finance designates from among representatives of exporters’ organizations upon consultation with the Minister of Trade, Industry and Energy;

5. One person whom the president of the Korea Trade Insurance Corporation under the Trade Insurance Act designates from among executive officers of his/her Corporation; and

6. No more than two persons entrusted by the Minister of Economy and Finance with recommendation of the CEO of the Bank from among persons with abundant knowledge and experience in economic cooperation with foreign countries.

(3) When the Committee deliberates any matter related to another ministry, a public official of which is not a member of the Committee pursuant to paragraph

(2) 2, the chairperson of the Committee may request a public official appointed by the minister of that another ministry to attend and express his/her opinions at the meetings of the Committee.

(4) The term of office of the member set out in paragraph (2) 4 shall be three(3) years, and the term of office of the members in the subparagraph 6 of the same paragraph shall be two(2) years.

(5) The Committee shall establish the basic policies pertaining to the operation and management of the Bank and may make the rules and regulations necessary for the performance of its functions.

Article 17 (Convening the Committee Meeting)

(1) The CEO of the Bank shall convene the Committee Meeting and shall be the chairperson of the Committee.

(2) Where the chairperson cannot perform his/her duties due to inevitable reasons, one of the members of the Committee shall act for the chairperson, in the order designated in advance by the chairperson.

(3) The chairperson shall convene a meeting, without delay, upon the request of a majority of the members of the Committee or the auditor.

Article 18 (Method of Resolution)

The Committee Meeting shall be called to order by the attendance of a majority of the constituent members of the Committee, and a resolution at the Committee shall be adopted by the affirmative vote of a majority of the constituent members present.

Article 19 (Voting Limitation at Meetings by Members)

Where any member of the Committee has personal interests in a particular matter subject to the resolutions of the Committee, he/she shall not exercise his/her vote on that matter.

Article 20 (Exception to Powers of Committee)

(1) When immediate action is required at the time of war, incident, or similar state of national emergency, the CEO of the Bank may, if unable to convene the Committee Meeting, take the necessary measures within the scope of authority of the Committee with the approval of the Minister of Economy and Finance.

(2) When the CEO of the Bank has taken necessary measures referred to in paragraph (1), he/she shall convene the Committee Meeting without delay and shall report the details thereof.

(3) The Committee may confirm, amend or suspend the measures referred to in paragraph (1).

Article 21 (Permission of Attendance at Meetings)

The deputy CEO, directors and the auditor may attend the Committee Meetings and state their opinions at such meetings.

Chapter IV Board of Directors

Article 22 (Board of Directors)

(1) The Bank shall have a board of directors.

(2) The board of directors shall be comprised of the CEO, the deputy CEO and directors.

(3) The board of directors shall resolve important matters concerning the operations of the Bank and may establish the regulations necessary for the performance of its functions.

Article 23 (Convening Meetings of the Board of Directors)

The CEO shall convene the meeting of the board of directors and shall be the chairperson of the board of directors.

Article 24 (Method of Resolution)

The meeting of the board of directors shall be called to order by the attendance of a majority of the constituent members of the board of directors, and a resolution at the board of directors shall be adopted by the affirmative vote of at least two thirds of constituent members present.

Article 25 (Attendance at Meetings by Auditor)

The auditor may attend and state his/her opinion at the board of directors.

Chapter V Operations and Execution

Article 26 (Scope of Operations)

In order to achieve the purpose described in Article 1, the Bank shall engage in the operations as prescribed in Article 18 of the Act.

Article 27 (Guarantee for Borrowing of Foreign Capital)

(1) The Government may guarantee repayment of the principal and interest accrued from foreign capital borrowed by the Bank.

(2) When the Government bears the obligation of a guarantee debt under paragraph (1), it shall obtain prior consent from the National Assembly under Article 92 of the National Finance Act.

Article 28 (Ceilings on Borrowings, etc.)

Ceilings on borrowings or export-import financial debentures issuable by the Bank pursuant to Articles 18 and 20 of the Act shall be thirty(30) times of the total amount of its paid-in capital and reserve funds.

Article 29 (Capital Contribution to Corporations etc.)

The Bank may make capital contributions or investments as prescribed in Articles 18 and 20-2 of the Act.

Article 30 (Operational Plan)

(1) The Bank shall draw out an operational plan (including an annual limit on approval for investments under Article 20-2 (2) of the Act; hereinafter the same shall apply) each business year and submit it to the Minister of Economy and Finance one month prior to the commencement of the relevant business year for his/her approval and report it to the standing committee belonging to the National Assembly without delay.

(2) An operational plan under paragraph (1) shall be formulated by dividing it into a plan for providing funds and a plan for raising funds. Quarterly operation plans shall be attached to an operational plan referred to in paragraph (1).

Article 31 (Business Manual)

The Bank shall formulate a business manual prescribing the method of performing duties under Article 18 (2) and (5) of the Act, and shall obtain approval from the Minister of Economy and Finance through a resolution by the Committee. The same shall also apply when the Bank intends to amend it.

Article 32 (Interest Rates on Loan and Discount and Rates for Guarantee Fees, etc.)

When the Bank assesses the interest rates on loan and discount, and rates for guarantee fees, etc under Article 18 (2) and (5) of the Act, it shall fix those rates so that they can be appropriated for office operating expenses, commission for business agency, interests-on borrowings, other miscellaneous expenses and depreciation of assets, except for the inevitable cases for the promotion of exportation, enhancement of competitiveness in exportation, and promotion of overseas investments and development of overseas resources, or promotion of international economic exchanges.

Article 33 (Restriction on Duties)

(1) When the Bank offers a loan, discounts bills, or guarantees debts under Article 18 (2) and (4) of the Act, it shall conduct a thorough and sufficient examination on the redemption, payment or fulfillment thereof.

(2) The ceilings on loans under Article 18 (5) of the Act shall be the sum of the amounts invested by or borrowed from the Government, reserves and surpluses.

Article 34 (Prohibition of Competition with Other Financial Institutions)

The Bank shall cooperate with other financial institutions in performing its duties under Article 18 of the Act, or supplement and encourage their functions, but shall not compete with other financial institutions.

Chapter VI Export-Import Financial Debentures

Article 35 (Export-Import Financial Debentures)

(1) The Bank may issue export-import financial debentures as provided for in Article 20 of the Act, and Articles 19 through 31 of the Enforcement Decree.

(2) The Government may guarantee the repayment of principal and interest accrued from the export-import financial debentures. When the Government bears the obligation of a guarantee debt in this manner, it shall obtain prior consent from the National Assembly under Article 92 of the National Finance Act.

Article 36 (Contingent Capital Securities)

(1) The Bank may, by a resolution adopted by the board of directors, issue bonds attaching a condition that the obligations to redeem the bonds and pay interests thereon shall be exempted or reduced in the event that the Financial Services Commission determines that a write-off, without which the Bank would become non-viable, is necessary, consults the Minister of Economy and Finance and requests the Bank to take necessary measures pursuant to Article 17-13 of the

Enforcement Decree (hereinafter referred to as “bail-in type contingent capital securities”).

(2) The ceiling of bail-in type contingent capital securities shall be 10 trillion Korean Won, and the issuance of bail-in type contingent capital securities shall be considered as the issuance of the export-import financial debentures under Article 28.

(3) If any ground to issue bail-in type contingent capital securities as prescribed in paragraph (1) occurs, the obligations to redeem the bonds and pay interests thereon shall be exempted or reduced(hereinafter referred to as “debt readjustment”): Provided, that the board of directors may decide otherwise on the contents of bail-in type contingent capital securities to be changed due to debt readjustment, within the scope permitted under the relevant laws and regulations at the time the relevant bonds are issued.

(4) The Bank shall include a plan for issuing bail-in type contingent capital securities in the annual operation plan. Issuance details such as amount, timing, reason, etc. shall be consulted with the Ministry of Economy and Finance prior to each issuance.

Article 37 (Electronic Registration of the Rights to Be Stated in Export-Import Financial Debentures and Contingent Capital Securities)

The Bank shall electronically register in the electronic account book of the electronic registry office the rights to be stated in export-import financial debentures and bail-in type contingent capital securities, in lieu of issuing such export-import financial debentures and bail-in type contingent capital securities: Provided, that this may not apply unless such export-import financial debentures and bail-in type contingent capital securities shall be subject to electronic registration under the Act on Electronic Registration of Stocks, Bonds, Etc. and any other applicable statutes.

Chapter VII Accounting

Article 38 (Business Year)

The business year of the Bank shall commence each year on 1st of January and end on 31st of December.

Article 39 (Budget)

The Bank shall make up a budget for incomings and outgoings each business year, and submit it to the Minister of Economy and Finance one month prior to the commencement of the relevant business year for his/her approval.

Article 40 (Supplementary Revised Budget)

The Bank may make up a supplementary revised budget if it is necessary to revise the budget due to reasons arisen after the budget has been established. In this case, it shall be approved by the Minister of Economy and Finance.

Article 41 (Reserve Funds)

(1) The Bank may include reserve funds in the budget to appropriate unforeseeable expenditures beyond the budget or in excess of the budget.

(2) The Bank shall obtain approval of the Minister of Economy and Finance to use the reserve funds under paragraph (1).

Article 42 (Settlement of Accounts)

(1) Within three (3) months after the lapse of each business year, the Bank shall settle accounts and prepare financial statements for settlement of accounts such as balance sheets, income statements, surplus appropriation statements and report on the appraisal of the achievement of the operational program, documents annexed to the financial statements and other documents necessary for the settlement of accounts, and shall report them to the Minister of Economy and Finance.

(2) The Bank, after submitting the documents pursuant to paragraph (1), shall give public notice of them and keep the originals and / or copies of them at the Head Office, all branches, sub-branches and agencies.

Article 43 (Disposal of Profit)

The Bank shall dispose of the net profit of final accounts in the order of the following subparagraphs after appropriating the depreciation of assets each business year:

1. The Bank shall reserve not less than ten percent (10%) of the profit until the reserve reaches the paid-in capital;

2. The Bank shall distribute the profit preferentially to investors other than the Government at the rate of not more than fifteen percent (15%), with approval of the Minister of Economy and Finance; and

3. The Bank shall dispose of the remaining profit subtracting the reserve in subparagraph 1 and the dividend in subparagraph 2 with approval of the Minister of Economy and Finance through the resolutions of the Committee.

Article 44 (Compensation for Amount of Loss)

The Bank shall compensate for net loss of final accounts with the reserve each business year, and the Government shall compensate for the loss when the reserve is insufficient.

Chapter VIII The Supply Chain Resilience Fund

Article 45 (Establishment of the Supply Chain Resilience Fund)

Pursuant to Article 38 (1) of the Framework Act on Supply Chain Stabilization Support for Economic Security (hereinafter referred to as the “Supply Chain Stabilization Act”), the Bank shall establish the Supply Chain Resilience Fund (hereinafter referred to as the “Fund”).

Article 46 (Supply Chain Resilience Fund Operation Committee)

The Bank shall have the Supply Chain Resilience Fund Operation Committee (hereinafter referred to as the “Fund Committee”) pursuant to Article 43 of the Supply Chain Stabilization Act for deliberating on the following matters regarding the operation of the Fund:

1. Specific directions concerning the management and operation of the Fund;

2. Operation plans of the Fund;

3. Matters regarding the provision of the Fund;

4. Matters regarding the account settlement report; and/or

5. Other matters deemed necessary by the Fund Committee.

Article 47 (Supply Chain Resilience Fund Debentures)

(1) The Bank may issue supply chain resilience fund debentures, to be borne by the Fund pursuant to Article 39 of the Supply Chain Stabilization Act and Article 28 of its Enforcement Decree.

(2) The Government may guarantee the repayment of principal and interest accrued from supply chain resilience fund debentures. When the Government bears the obligation of a guarantee debt in this manner, it shall obtain prior consent from the National Assembly under Article 92 of the National Finance Act.

Article 48 (Electronic Registration of Supply Chain Resilience Fund Debentures)

The provisions of Article 37 shall apply mutatis mutandis to the electronic registration of supply chain resilience fund debentures.

Article 49 (Accounting of the Supply Chain Resilience Fund)

Pursuant to Article 40 (3) of the Supply Chain Stabilization Act, the Bank shall maintain separate accounts for the Fund and shall handle its accounting matters pursuant to Article 29 of its Enforcement Decree.

Chapter IX Other Provisions

Article 50 (Method of Public Notice)

All public notices of the Bank shall be advertised in one or more of the daily newspapers published in Seoul Special Metropolitan City. Provided, that public notices of the financial statement may be advertised at the Bank’s internet website (http://www.koreaexim.go.kr).

Article 51 (Vicarious Performance of Duties)

The Bank may have another financial institution perform some of its duties on its behalf.

Article 52 (Use of Surplus Funds)

The Bank may use surplus funds to the extent that it does not impede performance of the operations as prescribed in Article 18 of the Act, provided that the Minister of Economy and Finance may, if necessary, restrict the method of its use.

Article 53 (Research)

The Bank may establish and operate the Overseas Economic Research Institute in order to perform research and investigations relating to the operations provided for in Article 26.

SUPPLEMENTARY PROVISIONS

Article 54 (Office Organization)

The office organization of the Bank shall be prescribed by the board of directors regulation.

Article 55 (Advisors and Part-time Staffs)

The Bank may, when it deems necessary for the execution of its operations, employ Korean nationals and/or foreigners as advisors or part-time staffs.

Article 56 (Scope of Application of the Articles of Incorporation)

In performing the operations entrusted by the Government to implement Article 18 of the Act as prescribed in Article 26, these articles of incorporation shall not be applied to the matters separately stipulated in the relevant laws and ordinances.

Article 57 (Special Cases concerning Investment under Special Acts)

In cases of corporations for which the Government shall contribute the full amount or at least 1/2 of capital or hold at least a half of issued securities under the special Acts, among corporations established under the special Acts, the Bank may contribute capital to such corporations or hold securities of such corporations, notwithstanding the provisions of the relevant special Acts.

ADDENDA

Article 1 (Enforcement Date)

These Articles of Incorporation shall enter into force on the date of the Bank’s establishment.

Article 2 (Interim Measures)

The first fiscal year of the Bank shall cover the period from the date of establishment to December 31, 1976.

Article 3 (Signature of the Members of the Organizing Committee)

The following organizing committee members have hereby prepared these articles of incorporation pursuant to the provisions of Article 2 (2) of the Addenda to the Act, and have set their hands hereunder:

Choong-Hoon Cho

Vice-Minister of Finance

82, Sejong-ro, Chongro-ku, Seoul

In-Sang Song

President of the Export-Import Bank of Korea

10, Kwanchul-dong, Chongro-ku, Seoul

Yung-Gi Ha

Deputy Governor of the Bank of Korea

110, 3-ka, Namdaemoon-ro, Chung-ku, Seoul

Byung-Woo Ko

Assistant Minister for Financial Affairs of the Ministry of Finance

82, Sejong-ro, Chongro-ku, Seoul

Pil-Soo Park

Assistant Minister for Commerce and Trade of the

Ministry of Commerce and Industry

77, Sejong-ro, Chongro-ku, Seoul

Dong-Sun Ha

Director of the Finance Bureau of the Ministry of Finance

82, Sejong-ro, Chongro-ku, Seoul

In-Yong Jeong

Director of International Finance Bureau of the Ministry of Finance

82, Sejong-ro, Chongro-ku, Seoul

Wan-Mo Hong

Director and Deputy President of the Korea Exchange Bank

10, Kwanchul-dong, Chongro-ku, Seoul

Tae-Ho Lee

10, Kwanchul-dong, Chongro-ku, Seoul

ADDENDUM (1)

This Articles of Incorporation shall enter into force on the 1st day of January, 1977.

ADDENDUM (2)

This Articles of Incorporation shall enter into force on the 1st day of July, 1977.

ADDENDUM (3)

This Articles of Incorporation shall enter into force on the 29th day of December, 1977.

ADDENDUM (4)

This Articles of Incorporation shall enter into force on the 7th day of March, 1986.

ADDENDUM (5)

This Articles of Incorporation shall enter into force on the 2nd day of May, 1987.

ADDENDUM (6)

This Articles of Incorporation shall enter into force on the 17th day of November, 1987.

ADDENDUM (7)

This Articles of Incorporation shall enter into force on the 13th day of March, 1989.

ADDENDUM (8)

This Articles of Incorporation shall enter into force on the 16th day of December, 1989.

ADDENDUM (9)

This Articles of Incorporation shall enter into force on the 13th day of February, 1991.

ADDENDUM (10)

This Articles of Incorporation shall enter into force on the 30th day of June, 1992.

ADDENDUM (11)

This Articles of Incorporation shall enter into force on the 4th day of December, 1992.

ADDENDUM (12)

This Articles of Incorporation shall enter into force on the 28th day of February, 1994.

ADDENDUM (13)

This Articles of Incorporation shall enter into force on the 14th day of June, 1995.

ADDENDUM (14)

This Articles of Incorporation shall enter into force on the 16th day of February, 1998. Provided that the term of office of the Auditor being in office at the time of enforcement of these Articles of Incorporation shall, notwithstanding the revised provision of Article 10, be two (2) years.

ADDENDUM (15)

This Articles of Incorporation shall enter into force on the 10th day of November, 1998.

ADDENDUM (16)

This Articles of Incorporation shall enter into force on the 17th day of April, 2000.

ADDENDUM (17)

This Articles of Incorporation shall enter into force on the 30th day of April, 2002.

ADDENDUM (18)

This Articles of Incorporation shall enter into force on the 31st day of July, 2006.

ADDENDUM (19)

This Articles of Incorporation shall enter into force on the 11st day of July, 2008.

ADDENDUM (20)

This Articles of Incorporation shall enter into force on the 27th day of April, 2009.

ADDENDUM (21)

This Articles of Incorporation shall enter into force on the 4th day of December 2009. Provided that the provisions related to the executive and non-executive director are applied upon the first appointment of a non-executive director.

ADDENDUM (22)

This Articles of Incorporation shall enter into force on the 8th day of September, 2011.

ADDENDUM (23)

This Articles of Incorporation shall enter into force on the 24th day of May, 2013.

ADDENDUM (24)

This Articles of Incorporation shall enter into force on the 21st day of April, 2014.

ADDENDUM (25)

This Articles of Incorporation shall enter into force on the 8th day of August, 2014.

ADDENDUM (26)

This Articles of Incorporation shall enter into force on the 10th day of August, 2016.

ADDENDUM (27)

This Articles of Incorporation shall enter into force on the 22nd day of January, 2018.

ADDENDUM (28)

This Articles of Incorporation shall enter into force on the 16th day of September, 2019.

ADDENDUM (29)

This Articles of Incorporation shall enter into force on the 26th day of March, 2024.

ADDENDUM (30)

This Articles of Incorporation shall enter into force on the 27th day of June, 2024.